SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

May 10, 2013

Date of Report (Date of earliest event reported)

Discovery Laboratories, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-26422	94-3171943
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2600 Kelly Road, Suite 100
Warrington, Pennsylvania 18976
(Address of principal executive offices)

(215) 488-9300
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 10, 2013, Discovery Laboratories, Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Stifel, Nicolaus & Company, Incorporated (“Stifel”), as the sole book-running manager, related to a public offering of an aggregate of 9,500,000 shares of common stock, par value $.001 per share (“Common Stock”). In addition, the Company has granted Stifel a 30-day option to purchase up to an additional 1,425,000 shares of Common Stock to cover over-allotments, if any. The shares of Common Stock are being sold at a public offering price of $1.50 per share, less underwriting discount payable by the Company (the “Offering”).

The Offering is being made pursuant to a preliminary prospectus supplement dated May 9, 2013 and an accompanying prospectus dated June 21, 2011 pursuant to the Company’s existing shelf registration statement on Form S-3 (File No. 333-174786), which was filed with the Securities and Exchange Commission (the “Commission”) and declared effective on June 21, 2011.

The Offering is expected to close May 15, 2013, subject to the satisfaction of customary closing conditions. The net proceeds to the Company are expected to be approximately $13,210,000 (prior to exercise of the over-allotment option granted to the underwriter), after deducting underwriting discount and estimated expenses payable by the Company associated with the Offering. The net proceeds will be used primarily (i) to support the commercial introduction of SURFAXIN® drug product and the AFECTAIR® aerosol-conducting airway connector for infants, (ii) to advance the Company’s AEROSURF® development program, and (iii) for general corporate purposes.

The Underwriting Agreement contains customary representations, warranties, and agreements by the Company, and customary conditions to closing, indemnification obligations of the Company and Stifel, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties, and termination provisions.

The Underwriting Agreement has been attached hereto as an exhibit to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement.

Copies of the Underwriting Agreement and the opinion of Dentons US LLP relating to the legality of the issuance and sale of the securities in the Offering are attached hereto as Exhibit 1.1 and Exhibit 5.1, respectively, and are incorporated herein by reference. The foregoing description of the Underwriting Agreement and the terms of the Offering does not purport to be complete and is qualified in its entirety by reference to such Exhibit.

Item 8.01.	Other Events.

Reference is made to the description of the Offering in Item 1.01. Pursuant to the Underwriting Agreement, the Company and each of its executive officers and directors, subject to certain exceptions, have agreed with Stifel not to dispose of or hedge any of their shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock for 90 days after the date of this prospectus without first obtaining the written consent of Stifel. However, the Company may issue securities (i) pursuant to its employee benefit and compensation plans, (ii) pursuant to outstanding options, warrants and rights, (iii) pursuant to a loan facility with Deerfield Management Company, L.P., (iv) in connection with strategic alliances involving the Company, and (v) in other cases as specified in the Underwriting Agreement.  In addition, the Company may sell Common Stock under its At-the-Market Equity Offering Sales Agreement with Stifel commencing 30 days after the date of the Company’s final prospectus supplement for the Offering.

On May 10, 2013, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

1.1	Underwriting Agreement dated May 10, 2013 between Discovery Laboratories, Inc. and Stifel, Nicolaus & Company, Incorporated

5.1	Opinion of Dentons US LLP

23.1	Consent of Dentons US LLP (included in its opinion filed as Exhibit 5.1 hereto)

99.1	Press release dated May 10, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Discovery Laboratories, Inc.

By	/s/ John G. Cooper
Name:	John G. Cooper
Title:	President and Chief Executive Officer

Date:  May 10, 2013